Exhibit 5.1

                             James E. Defebaugh IV
            Vice President, Secretary and Associate General Counsel
                               Kmart Corporation
                           3100 West Big Beaver Road
                             Troy, Michigan 10019




                                                     August 14, 2001


Kmart Corporation
3100 West Big Beaver Road
Troy, Michigan 10019


             Re: Kmart Corporation Registration on Form S-3
                 ------------------------------------------


Ladies and Gentlemen:

         I am Vice President, Secretary and Associate General Counsel of Kmart Corporation, a Michigan corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the Act), of up to 6,146,171 shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement.

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission (the "Commission") on August 14, 2001 under the Act. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

         I am admitted to the Bar of the State of Michigan and express no opinion regarding the laws of any other jurisdiction, other than the Michigan Business Corporation Act and the laws of the United States of America to the extent specifically referred to herein.

         Based on the foregoing, I am of the opinion that the issuance and sale of the Shares has been duly and validly authorized and the Shares are fully paid, non-assessable and free of any preemptive rights.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/   James E. Defebaugh IV